Exhibit 99.1

CONSULTING AGREEMENT

This consulting agreement is made and entered into effective January 25, 2002, by and between PHILIP COOK, an individual residing at _____________________“Consultant”) and ASPHALT PAVING INTERNATIONAL, INC. (the “Corporation”).

RECITALS

The Corporation wishes to engage the Consultant to provide general business consulting services, and the Consultant is willing to provide those services on the terms and conditions set forth below.

AGREEMENT

The parties therefore agree as follows.

1.

Term of Employment. The Corporation engages the Consultant to perform the services described below. The duties and obligations of the parties to this consulting agreement shall commence on January 25, 2002, and shall continue thereafter until August 31, 2002.  Upon expiration of this consulting agreement, Consultant shall return to the Corporation any and all equipment, documents, materials, and any other “information” (as defined below), which Consultant received from the Corporation.

2.

Duties. Consultant shall provide strategic business advice concerning management structure and organization, employment contracts and employee benefits, sales and marketing and business structures in the United States, United Kingdom, Singapore, the Philippines and Australia. In addition, the Consultant shall be available to consult with the Board of Directors, the officers and administrative staff of the Corporation at all reasonable times.

3.

Independent Contractor. Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee.

4.

Other Employment. Consultant shall be available at reasonable times for the services provided for in this consulting agreement, but shall devote only such time to the affairs of the Corporation as the Consultant, in his reasonable judgment, shall deem necessary. Consultant may represent, perform services for, and be employed by such additional persons or companies as the Consultant, in his sole discretion may desire.

5.

Work for Hire. It is the intention of the parties to this consulting agreement that all rights, included, without limitation, copyright in any reports, surveys, marketing, promotional, and collateral materials prepared by Consultant pursuant to the terms of this consulting agreement, or otherwise, for the Corporation (the “Work”) shall vest in the Corporation.  The parties expressly acknowledge that the Work was specially ordered or commissioned by the Corporation, and further agree that it shall be considered a “work made for hire” within the meaning of the copyright laws of England, and that the Corporation is entitled as author to the copyright and all of the rights to the Work, throughout the world, including, but not limited to, the right to make such changes in the Work and such uses of the Work, as the Corporation may determine in its sole and absolute discretion.

6.

Confidential Information. For the purposes of this agreement, “Confidential Information” shall mean the information described below, which is disclosed by the Corporation to Consultant in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information.  Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as “confidential.”  Confidential Information that is disclosed orally or visually shall be identified by the Corporation as confidential at the time of disclosure.

7.

Nondisclosure Period. Except as expressly permitted by the terms of this agreement, Consultant shall maintain in confidence and not disclose the Confidential Information for a period of three years from the date of disclosure (the “Non-Disclosure Period”), using a fiduciary degree of care to protect the Confidential Information.

8.

Limited Disclosure. Consultant shall disclose the Confidential Information only to those of its employees, third parties, and agents in the normal course of business who have a need-to-know such information for the reasonable purposes of this agreement, and who additionally are under a contractual obligation with Consultant to protect the Confidential Information.

9.

Limits of Confidential Information. For the purposes of this agreement, Confidential Information shall not include any information which Consultant can prove:

(a)

was in Consultant’s possession, or known to Consultant without confidentiality restriction, prior to disclosure by the Corporation,

(b)

was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to Consultant, or becomes generally known in the trade or business after such disclosure, through no act of Consultant,

(c)

has come into the possession of Consultant without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or

(d)

was developed by or for Consultant independently without reference to the Confidential Information.

If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

10.

No Reproduction. Consultant shall not reproduce or copy the Confidential Information, by any means whatsoever, except as may be reasonably required to accomplish Consultant’s intended purpose with regard to the Confidential Information.  Upon termination of this agreement, Consultant’s right to use the Confidential Information shall immediately terminate.  Upon such termination, or upon written demand by the Corporation at any time, Consultant shall promptly return to the Corporation, or destroy, at the Corporation’s option, all tangible materials that disclose or embody any Confidential Information.

11.

Proprietary Rights Legend. Consultant shall not remove any proprietary rights legend from the Confidential Information, and shall, upon the Corporation’s reasonable request, add any proprietary rights legend to materials disclosing or embodying the Confidential Information.

12.

Court Ordered Disclosure. In the event that Consultant is ordered to disclose the Corporation’s Confidential Information pursuant to a judicial or governmental request, requirement, or order, Consultant shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation’s rights prior to such disclosure.

13.

No Warranties. Consultant acknowledges that the Confidential Information may still be under development, may be incomplete, and that such information may relate to products that are under development or are planned for development.  THE CORPORATION MAKES NO WARRANTIES REGARDING THE ACCURACY OF THE CONFIDENTIAL INFORMATION.  THE CORPORATION ACCEPTS NO RESPONSIBILITY FOR EXPENSES, LOSSES, OR ACTIONS INCURRED OR UNDERTAKEN BY CONSULTANT AS A RESULT OF CONSULTANT’S RECEIPT OR USE OF THE CONFIDENTIAL INFORMATION.  THE CORPORATION MAKES NO WARRANTIES OR REPRESENTATIONS THAT IT WILL IN FACT INTRODUCE ANY PRODUCT OR SERVICE RELATING TO THE CONFIDENTIAL INFORMATION.

14.

No License. Except as may be expressly specified within this agreement, the Corporation grants no license to Consultant under any copyright, patent, trademarks, trade secret, or other proprietary right, to use, utilize, or reproduce the Confidential Information.

15.

U.S. Securities Laws. Consultant acknowledges that the Confidential Information may include material nonpublic information concerning corporations which are subject to the securities laws of the United States.  The Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to Consultant, and Consultant expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

16.

Compensation. As compensation for his services Consultant shall be entitled to receive from the Corporation 450,000 shares of the Corporation's common stock and warrants to purchase 700,000 shares of the Corporation's common stock at $0.50 per share, 700,000 shares at $0.90 per share, 200,000 shares at $1.14 per share and 1,200,000 shares at $1.80 per share. Those options and the shares of common stock issuable upon exercise of the options are to be registered on Form S-8. Compensation for additional services to be rendered under the terms of this consulting agreement, shall be determined by the parties from time to time, and will generally be payable in securities of either the Corporation or another entity which is a party to the applicable transaction.

The Corporation will pay all reasonable expenses of the Consultant as might be agreed between the Corporation and the Consultant from time to time.

17.

General.

(a)

This agreement shall be construed under and in accordance with the laws of England.

(b)

The parties shall execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

(c)

This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

(d)

This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

(e)

All agreements, warranties, representations, and indemnifications contained in this agreement, including without limitation the agreement set forth in Sections  through  and Section  shall survive the termination of this consulting agreement.

This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his interest in this agreement without the written consent of the Corporation.

EXECUTED this _____ day of January, 2002.

Consultant:

_____

______________________

Philip Cook

Advanced Banking Solutions, INC.

By:

___

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